Education Management Corporation Reports Fiscal 2011 First Quarter Results

PITTSBURGH, Nov. 3, 2010 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended September 30, 2010. Net revenues were $666.0 million, an increase of 24.6% as compared to the first quarter of the prior fiscal year. Net income was up 131.2% to $36.4 million, or $0.25 per diluted share.

Todd S. Nelson, Chief Executive Officer of Education Management, commented, "We are very pleased to report achieving another enrollment milestone of over 150,000 students.  This achievement is continued evidence of the quality of our broad range of academic offerings and the dedication of our entire company to the success of our students."

Financial Highlights

  Net revenues for the three months ended September 30, 2010 increased 24.6% to $666.0 million, compared to $534.4 million for the same period a year ago. This increase was primarily driven by a 23.1% increase in July student enrollment.
  For the first quarter of fiscal 2011, net income for the quarter grew to $36.4 million, or $0.25 per diluted share, compared to net income of $15.8 million, or $0.13 per diluted share, for the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 34.4% to $121.7 million in the first quarter of fiscal 2011 primarily due to higher student enrollment and improved operating performance.
  At September 30, 2010, cash and cash equivalents were $530.5 million as compared to $373.5 million at June 30, 2010. There were no outstanding borrowings under the revolving credit facility at September 30, 2010.
  Cash flow from operations for the three month period ended September 30, 2010 was $231.0 million, compared to $200.6 million in the prior year period. The increase in operating cash flows as compared to the prior year period was primarily related to improved operating performance.
  On a cash-basis, capital expenditures were $38.6 million, or 5.8% of net revenues, for the three months ended September 30, 2010 compared to $33.2 million, or 6.2% of net revenues, in the same period in the prior year.

Student Enrollment

At the start of the current October quarter, total enrollment at our schools was approximately 158,300 students, a 16.4% increase from the same time last year. Same-school enrollment (schools with enrollment for one year or more) increased 15.2% to over 156,600 students. The number of students enrolled in fully online programs increased 35.7% to over 42,300 students.

	2010	2009	Percentage
	October	October	Change
Total enrollment	158,300	136,000	16.4%
Same-school enrollment(1)	156,600	136,000	15.2%
Students enrolled in fully online programs	42,300	31,200	35.7%
(1) Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Fiscal 2011 Guidance – 2nd Quarter

For the second quarter of fiscal 2011, net income, EBITDA and diluted earnings per share are expected to be between $85 million and $88 million, $203 million and $209 million, and $0.60 and $0.62, respectively.

For fiscal year 2011, capital expenditures are projected to be approximately 5.0% of net revenues, compared to 7.0% of net revenues in fiscal 2010.

Calendar Year 2010 Guidance – 12 months ending December 31, 2010

For the twelve months ending December 31, 2010, net income and diluted earnings per share are expected to be between $254 million and $257 million and $1.77 and $1.80, respectively. Excluding the expenses incurred in the third quarter of fiscal 2010 related to the debt repurchase, corporate restructuring and reversal of an uncertain tax position liability, net income, EBITDA and earnings per diluted share for the twelve months ending December 31, 2010 are anticipated to be between $241 million and $244 million, $643 million and $649 million and $1.68 and $1.71, respectively.

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles (GAAP).  For an explanation of EBITDA and EBITDA excluding expenses related to the debt repurchase, restructuring and tax reversal, and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2010 first quarter on Thursday, November 4, 2010 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 480-629-9692 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu.  A replay of the conference call will be available at www.edmc.edu for up to one year.

About Education Management

Education Management (www.edmc.edu), with approximately 158,300 students as of October 2010, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 101 locations in 31 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as "anticipates," "believes," "estimates," "expects," "intends" or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected.  Forward-looking statements include, but are not limited to, statements related to the Company's future operating and financial performance, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Some of the factors that could cause actual results to differ materially include, but are not limited to: changes in the overall U.S. or global economy, changes in enrollment or student mix, our ability to maintain eligibility to participate in Title IV programs; the outcome of the U.S. Department of Education's current rulemaking process addressing gainful employment and other issues; and other factors discussed in our filings with the Securities and Exchange Commission, including those identified in the "Risk Factors" section of our Annual Report on Form 10-K. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS – FISCAL FIRST QUARTER (Dollars in millions) (Unaudited)
	For the three months ended September 30,
	2010	2009	% change
Net revenues	$666.0	$ 534.4	24.6%

Costs and expenses:
Educational services (1)	357.5	295.7	20.9%
General and administrative	186.8	146.9	27.2%
Management fees paid to affiliates	--	1.2	n/m
Depreciation and amortization	35.1	28.8	21.6%
Total costs and expenses	579.4	472.6	22.6%

Income before interest and income taxes	86.6	61.8	40.4%
Interest expense, net	27.4	36.3	(24.4%)

Income before income taxes	59.2	25.5	132.9%
Provision for income taxes	22.8	9.7	135.7%

Net income	$ 36.4	$ 15.8	131.2%

Diluted earnings per share	$ 0.25	$ 0.13	92.3%
Weighted average number of diluted shares outstanding (000's)	142,939	119,770
(1) Includes bad debt expense of $36.5 million and $23.2 million, respectively, in the 2010 and 2009 periods presented above.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED CASH FLOW DATA – FISCAL FIRST QUARTER (Dollars in millions) (Unaudited)
	For the three months ended September 30,
	2010	2009	% Change
Net cash flows provided by operations	$ 231.0	$ 200.6	15.2%
Capital expenditures (1)	(38.6)	(33.2)	16.2%
Common stock repurchases	(26.1)	--	n/m
(1) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED BALANCE SHEET DATA – FISCAL FIRST QUARTER (Dollars in millions) (Unaudited)
	As of September 30,
	2010	2009
Cash and cash equivalents	$ 530.5	$ 422.9
Current assets	872.0	691.6
Total assets	4,693.7	4,399.7
Current liabilities	693.1	614.9
Long-term debt (including current portion)	1,535.7	1,885.4
Shareholders' equity	2,093.9	1,502.9

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures

EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, taxes and depreciation and amortization, including amortization of intangible assets.  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.  Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended September 30,
	2010	2009	% Change
Net income	$36.4	$15.8	131.2%

Net interest expense	27.4	36.3	(24.4%)
Provision for income taxes	22.8	9.7	135.7%
Depreciation and amortization	35.1	28.8	21.6%
EBITDA	$ 121.7	$ 90.6	34.4%

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Fiscal 2011 Second Quarter Guidance of Net Income to EBITDA

(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2011 Guidance – 2nd Quarter
	For the three months ending December 31, 2010
	Low End	High End
Earnings per diluted share	$0.60	$0.62

Net income	$85	$88
Net interest expense	$27	$27
Income tax expense	55	58
Depreciation and amortization	36	36
EBITDA	$203	$209

Reconciliation of Calendar Year 2010 Guidance of Net Income to EBITDA (Dollars in millions, except earnings per share) (Unaudited)
Calendar Year 2010 Guidance
	For the twelve months ending December 31, 2010
	Low End	High End
Earnings per diluted share	$1.77	$1.80

Earnings per diluted share excluding expenses related to debt repurchase, corporate restructuring and reversal of uncertain tax position liability	$1.68	$1.71

Net income	$254	$257
Expenses related to debt repurchase and restructuring, net of tax and reversal of uncertain tax position liability	(13)	(13)
Net income excluding expenses related to debt repurchase, restructuring & reversal of uncertain tax liability	$241	$244
Net interest expense	$110	$110
Income tax expense	156	159
Depreciation and amortization	136	136
EBITDA excluding expenses related to restructuring and debt repurchase	$643	$649

FOR:	Education Management Corporation
COMPANY CONTACTS:
James Sober, CFA
Vice President, Finance
(412) 995-7684

CONTACT: James Sober, CFA, Vice President, Finance, Education Management Corporation, +1-412-995-7684